UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2015

POZEN INC.
(Exact name of registrant as specified in its charter)

Delaware	000-31719	62-1657552
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1414 Raleigh Road, Suite 400
Chapel Hill, North Carolina	27517
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 913-1030

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item. 5.02                                Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Scott Charles

On June 19, 2015, the Board of Directors (the “Board”) of POZEN Inc. (the “Company”) appointed Scott Charles as Senior Vice President, Finance of the Company, with the intention of Mr. Charles being appointed Chief Financial Officer of Aralez Pharmaceuticals, plc (“Aralez”) upon completion of the previously disclosed merger transaction among the Company and Tribute Pharmaceuticals Canada Inc. (“Tribute”) or, if the contemplated merger transaction does not take place, the Chief Financial Officer of the Company.

On June 27, 2015, the Company entered into an executive employment agreement (the “Charles Employment Agreement”) with Mr. Charles, for an initial term of three (3) years. Under the Charles Employment Agreement, Mr. Charles will receive (i) an annual base salary of $400,000, with annual increases, if any, to be made based on performance and in the sole discretion of the Compensation Committee of the Board (the “Compensation Committee”); (ii) an Annual Cash Bonus, based on performance, payable in the discretion of the Compensation Committee, with a targeted payout amount of 45% of Mr. Charles’ base salary; (iii) Annual Equity Awards under the Company’s Equity Plan, or successor plan (the “Equity Plan”) with a target value of not less than 150% of Mr. Charles’ base salary; (iv) a Sign-On Award in the form of 29,137 restricted stock units (“RSUs”), to be awarded under the Equity Plan and  which shall vest on an annual basis ratably over four (4) years; and (v) a Signing Bonus of $400,000 to be paid as a lump sum, less all applicable taxes and payroll deductions, on the first payroll date following the thirtieth (30th) day after Mr. Charles becomes a an employee of the Company, provided that Mr. Charles remains an employee of the Company on such date.  Mr. Charles will also participate in standard benefits offered to executive employees generally and under terms of plans pursuant to which benefits are provided.

In accordance with the Charles Employment Agreement, the 2015 Annual Cash Bonus is guaranteed at no less than $180,000, prorated for the portion of 2015 during which Mr. Charles is employed by the Company.

In addition, the Charles Employment Agreement provides for benefits if Mr. Charles’ employment is terminated under certain circumstances.  In the event the Company terminates Mr. Charles’ employment without Cause or if he voluntarily terminates his employment for Good Reason, Mr. Charles will receive (i) accrued but unpaid base salary and vacation through the Termination Date; (ii) an amount, payable in twelve (12) equal monthly installments, equal to the sum of (x) one times (1x) his base salary in effect immediately prior to the Termination Date, and (y) one times (1x) the average Annual Cash Bonus paid over the previous two (2) years, provided that if Mr. Charles is not employed for a sufficient time to have received an Annual Cash Bonus, such calculation will assume that a target Annual Cash Bonus was paid; (iii) reimbursement for the monthly COBRA costs of continued coverage during the twelve (12) month period following the Termination Date, less the amount Mr. Charles would be required to contribute for such coverage if he had remained an active employee during such period; and (v) acceleration of the vesting of all equity and equity-based awards that would otherwise vest in the twelve (12) month period following the Termination Date.

In the event that, within twelve (12) months of a Change in Control, Mr. Charles terminates his employment for Good Reason or the Company terminates Mr. Charles’ employment without Cause, Mr. Charles will receive (i) accrued but unpaid base salary and vacation through the Termination Date; (ii) a lump sum cash amount, payable on the sixtieth (60th) day following the Termination Date, equal to two times (2x) his base salary in effect immediately prior to the Termination Date; (iii) a lump sum cash amount, payable on the sixtieth (60th) day following the Termination Date, equal to two times (2x) the greater of (x) the average Annual Cash Bonus received for each of the preceding two (2) years and (y) the Annual Cash Bonus received during the preceding year, provided that if Mr. Charles is not employed for a sufficient time to have received an Annual Cash Bonus, such calculation will assume that a target Annual Cash Bonus was paid; (iv) continuation of medical benefits for a period of twenty-four (24) months following the Termination Date, or, if the Company (or Aralaz, as applicable) cannot provide such benefits, a cash payment payable within sixty (60) days following the date on which the Company (or Aralaz, as applicable) becomes unable to provide such benefits, in an amount equal to the fair market value of the benefits which were to be provided; and (v) immediate and full vesting of all outstanding equity or equity-based awards.

The foregoing descriptions of the Charles Employment Agreement is qualified in its entirety by reference to the full text of the Charles Employment Agreement, which will be filed with the Company’s next quarterly filing on Form 10-Q.  Capitalized terms used herein without definition have the meanings given such terms in the executive employment agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 27, 2015	POZEN INC.

	By:	/s/ William L. Hodges
William L. Hodges
Chief Financial Officer